As filed with the Securities and Exchange Commission on November 29, 2001

File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	One Radnor Corporate Center Suite 200, 100 Matsonford Road Radnor, Pennsylvania 19087-4515	23-3087517
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

PENN VIRGINIA RESOURCE GP, LLC

LONG-TERM INCENTIVE PLAN

(Full title of plan)

Nancy M. Snyder

Vice President, General Counsel and Secretary

Penn Virginia Resource GP, LLC

One Radnor Corporate Center

Suite 200, 100 Matsonford Road

Radnor, Pennsylvania 19087-4515

(Name and address of agent for service)

(610) 687-8900

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities To Be registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price #(1)	Amount Of Registration Fee
Common Units	300,000 Units (2)	$22.98	$6,894,000	$1,648

(1) Estimated solely for the purpose of computing the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Units of $23.15 and $22.80, respectively, as reported by the New York Stock Exchange on # November 28, 2001.

(2) Also registered hereby are such additional indeterminate number of Common Units or other securities as may become issuable by reason of adjustments pursuant to the anti-dilution provisions of the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant are hereby incorporated by reference and made a part of this Registration Statement:

      The Registrant's Prospectus filed pursuant to Rule 424(b) on October 25, 2001; and
      The description of the Registrant's Common Units contained in its Registration Statement on form 8-A filed October 16, 2001.

      In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing with the Commission of a post-effective amendment which (i) indicates that all securities offered hereby have been sold or (ii) deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

      Item 4. Description of Securities.

      Not applicable.

      Item 5. Interests of Named Experts and Counsel.

      The validity of the issuance of the Common Units registered hereby is being passed upon by Nancy M. Snyder, Vice President and General Counsel of Penn Virginia Resource GP, LLC, (the "General Partner"), the General Partner of the Registrant. Ms. Snyder beneficially owns 2,500 Common Units.

      Item 6. Indemnification of Directors and Officers.

      The General Partner of the Registrant is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the limitations stated therein, and its Second Amended and Restated Limited Liability Company Agreement to indemnify and hold harmless any person from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any person may be involved, or is threatened to be involved, as a party or otherwise, by reason of the person being, subject to certain exceptions, (1) an affiliate of the General Partner, (2) a member, partner, officer, director, employee, agent or trustee of the General Partner or any affiliate of the General Partner, or (3) any person who is or was serving at the request of the General Partner or an affiliate of the General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

      The Registrant maintains policies of insurance under which the directors and officers of the Registrant and its affiliates are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

      Item 7. Exemption from Registration Claimed.

      Not applicable.

      Item 8. Exhibits.

      Reference is made to the Exhibit Index which appears at page 6 of this Registration Statement for a detailed list of exhibits filed as a part hereof.

      Item 9. Undertakings.

      The Registrant hereby undertakes:
        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registrant Statement:
          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
          To include material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in the Registration Statement.

        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Penn Virginia Resource GP, LLC, acting as the General Partner of the Registrant, certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on November 29, 2001.

PENN VIRGINIA RESOURCE PARTNERS, L.P.
By: Penn Virginia Resource GP, LLC
By: /s/ Nancy M. Snyder Nancy M. Snyder Vice President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints A. James Dearlove and Nancy M. Snyder, and each of them, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him/her in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 29, 2001.

Signature	Title

/s/ A. James Dearlove A. James Dearlove	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Frank A. Pici Frank A. Pici	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Forrest W. McNair Forrest W. McNair	Vice President and Controller (Principal Accounting Officer)

/s/ Peter B. Lilly	Chairman of the Board
Peter B. Lilly

/s/ John P. DesBarres	Director
John P. DesBarres

/s/ James R. Montague	Director
James R. Montague

/s/ Nancy M. Snyder	Director
Nancy M. Snyder

/s/ Keith D. Horton	Director
Keith D. Horton

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.01	Penn Virginia Resource GP, LLC Long-Term Incentive Plan.
*4.02	First Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P. (filed as Appendix A to Prospectus filed pursuant to rule 424(b) on October 25, 2001).
4.03	Second Amended and Restated Limited Liability Company Agreement of Penn Virginia Resource GP, LLC.
5.01	Opinion of Nancy M. Snyder as to legality of securities being registered.
23.01	Consent of Arthur Andersen LLP.
23.02	Consent of Nancy M. Snyder (contained in opinion filed as Exhibit 5.01 to this Registration Statement).
24.01	Power of Attorney (included on page 4).

* This exhibit has been filed previously with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.